SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 4)*

                             FIRSTFED BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    33761Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP NO. 33761Q102                    13G                         Page 2 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:  First Federal Savings Bank Employee
                                       Stock Ownership Plan Trust

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  63-1062013
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Alabama

--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                               0
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                       227,916
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                          0
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                  227,916
                                                                         -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   227,916
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     9.10   %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   EP
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 3 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   B. K. Goodwin, III

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          74,773
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                         2,186
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     74,773
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                    2,186
                                                                         -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   76,959
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      3.07 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 4 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   A. W. Kuhn

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  |_|

                                                                       (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                           3,496
                                                                        --------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                       111,326
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                      3,357
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                  111,326
                                                                         -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   114,822
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     4.59%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 5 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Robert E. Paden

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          75,123
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                             0
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     75,117
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                        0
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   75,123
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     3.00%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 6 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Fred T. Blair

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  |_|

                                                                       (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                           9,281
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                        30,496
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                      9,275
                                                                         -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                   30,496
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   39,777
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    1.59%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 7 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Malcolm E. Lewis

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)  |_|

                                                                      (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          43,440
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                        42,000
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     43,301
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                   42,000
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   85,440
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.41%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 8 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   G. Larry Russell

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)  |_|

                                                                      (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          45,783
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                         4,120
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     45,777
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                    4,120
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   49,903
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    1.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 9 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   James E. Mulkin

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|

                                                                   (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          64,813
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                        13,729
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     64,813
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                   13,729
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   78,542
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     3.14%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 10 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   E. H. Moore, Jr.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          77,812
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                         4,000
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     77,812
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                    4,000
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   81,812
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     3.27%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                    13G                         Page 11 of 15

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   James B. Koikos

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                          32,055
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                        12,000
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                     32,055
                                                                          ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER                   12,000
                                                                          ------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   44,055
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   [ ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.76%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A)      NAME OF ISSUER:
     FirstFed Bancorp, Inc.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
     1630 Fourth Avenue, North
     Bessemer, Alabama 35020-5711

ITEM 2(A)      NAME OF PERSON(S) FILING:
     First Federal Savings Bank Employee Stock Ownership Plan Trust ("ESOP") and the following individuals who serve as the ESOP Committee under the ESOP: B. K. Goodwin, III, A. W. Kuhn, Robert E. Paden, Fred T. Blair, Malcolm E. Lewis, G. Larry Russell, James E. Mulkin, E. H. Moore, Jr., and James B. Koikos.

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C)      CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(E)      CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (f)      |X|  An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each member of the ESOP committee, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.        OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     First Federal Savings Bank, in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
     Not Applicable.

ITEM 10.       CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

/s/ B. K. Goodwin, III                                        February 14, 2000
-----------------------------------------------------         -----------------
B. K. Goodwin, III, as ESOP Committee Member                  Date


/s/ A. W. Kuhn                                                February 14, 2000
-----------------------------------------------------         -----------------
A. W. Kuhn, as ESOP Committee Member                          Date


/s/ Robert E. Paden                                           February 14, 2000
-----------------------------------------------------         -----------------
Robert E. Paden, as ESOP Committee Member                     Date


/s/ Fred T. Blair                                             February 14, 2000
-----------------------------------------------------         -----------------
Fred T. Blair, as ESOP Committee Member                       Date


/s/ Malcolm E. Lewis                                          February 14, 2000
-----------------------------------------------------         -----------------
Malcolm E. Lewis, as ESOP Committee Member                    Date


/s/ G. Larry Russell                                          February 14, 2000
-----------------------------------------------------         -----------------
G. Larry Russell, as ESOP Committee Member                    Date


/s/ James E. Mulkin                                           February 14, 2000
-----------------------------------------------------         -----------------
James E. Mulkin, as ESOP Committee Member                     Date


/s/ E. H. Moore, Jr.                                          February 14, 2000
-----------------------------------------------------         -----------------
E. H. Moore, Jr., as ESOP Committee Member                    Date


/s/ James B. Koikos                                           February 14, 2000
-----------------------------------------------------         -----------------
James B. Koikos, as ESOP Committee Member                     Date

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

/s/ B. K. Goodwin, III                                        February 14, 2000
-----------------------------------------------------         -----------------
B. K. Goodwin, III, as an Individual Stockholder              Date


/s/ A. W. Kuhn                                                February 14, 2000
-----------------------------------------------------         -----------------
A. W. Kuhn, as an Individual Stockholder                      Date


/s/ Robert E. Paden                                           February 14, 2000
-----------------------------------------------------         -----------------
Robert E. Paden, as an Individual Stockholder                 Date


/s/ Fred T. Blair                                             February 14, 2000
-----------------------------------------------------         -----------------
Fred T. Blair, as an Individual Stockholder                   Date


/s/ Malcolm E. Lewis                                          February 14, 2000
-----------------------------------------------------         -----------------
Malcolm E. Lewis, as an Individual Stockholder                Date


/s/ G. Larry Russell                                          February 14, 2000
-----------------------------------------------------         -----------------
G. Larry Russell, as an Individual Stockholder                Date


/s/ James E. Mulkin                                           February 14, 2000
-----------------------------------------------------         -----------------
James E. Mulkin, as an Individual Stockholder                 Date


/s/ E. H. Moore, Jr.                                          February 14, 2000
-----------------------------------------------------         -----------------
E. H. Moore, Jr., as an Individual Stockholder                Date


/s/ James B. Koikos                                           February 14, 2000
-----------------------------------------------------         -----------------
James B. Koikos, as an Individual Stockholder                 Date